UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): September 6, 2005
MARTIN MIDSTREAM PARTNERS L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE (State of incorporation or organization)	000-50056 (Commission file number)	05-0527861 (I.R.S. employer identification number)

4200 STONE ROAD KILGORE, TEXAS (Address of principal executive offices)	75662 (Zip code)
Registrant’s telephone number, including area code: (903) 983-6200
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SIGNATURES
INDEX TO EXHIBITS
Purchase Agreement
Press Release

Item 1.01.          Entry into a Material Definitive Agreement.
Item 3.02.           Unregistered Sales of Equity Securities.
     On September 6, 2005, Martin Midstream Partners L.P. (the “Partnership”) announced that it has entered into a definitive agreement (the “Purchase Agreement”) to acquire the outstanding general and limited partnership interests in Prism Gas Systems I, L.P. (“Prism Gas”), a natural gas gathering and processing company with strategic and integrated gathering and processing assets located in East Texas, Northwest Louisiana and the Texas Gulf Coast. The total purchase price is estimated at $100 million, after adjustments for net working capital and certain capital expenditures. The selling parties are Natural Gas Partners V, L.P. and the individuals named in the Purchase Agreement. The transaction, which is subject to customary closing conditions and regulatory approvals, is anticipated to close in the fourth quarter of 2005. There can be no assurance that all of the conditions to closing in the Purchase Agreement will be met. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.
     The purchase price to be paid under the Purchase Agreement will be funded through a combination of approximately $75 million in borrowings under the Partnership’s anticipated new credit facility described below, approximately $15 million of new equity capital to be provided by Martin Resource Management Corporation in exchange for newly issued Partnership common units and approximately $10 million of newly issued common units to certain of the selling parties. The common units will be priced based on the average closing price of the Partnership’s common units on the Nasdaq during the ten trading days immediately preceding and immediately following this announcement. When issued, the common units will exempt from registration pursuant to either Regulation D or Section 4(2) of the Securities Act of 1933, as amended.
     In connection with the acquisition, the Partnership has received a fully underwritten debt financing commitment to facilitate the closing of the acquisition. This commitment consists of a $95 million working capital line and up to a $130 million term loan with an optional $100 million accordion feature. This new facility will fund concurrently with the closing of the Prism Gas acquisition. Proceeds from the new facility will be used to fund a portion of the acquisition purchase price and to refinance the Partnership’s existing credit facility. Subsequent to the closing, the Partnership expects to refinance a portion of this new facility with new equity capital. The commitment letter for the new facility contains a number of customary closing conditions. There can be no assurance that all of the conditions to closing in the commitment letter will be met.
     Statements about the Partnerships’ outlook and all other statements in this Current Report other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Partnership’s control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Item 7.01.           Regulation FD Disclosure.
     On September 6, 2005, the Partnership issued a press release announcing that it had entered into the Purchase Agreement to acquire Prism Gas and the commitment for a new credit facility.
     A copy of the press release is furnished as Exhibit 99.1 to this Current Report. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     On Wednesday, September 7, 2005, at 3:00 p.m. Central Time, the Partnership will hold an investors’ conference call to discuss the Partnership’s acquisition of Prism. The supplemental financial data, including certain non-generally accepted accounting principle financial measures, that will be discussed during the investors’ conference call is included in the above referenced press release or will be posted on the Partnership’s website contemporaneously with the beginning of the investor’s conference call at www.martinmidstream.com.
Item 9.01.           Financial Statements and Exhibits.
     (c)           Exhibits

EXHIBIT NUMBER		DESCRIPTION
10.1	—	Purchase Agreement, dated as of September 6, 2005, among Martin Operating Partnership L.P., Prism Gas Systems I, L.P., Natural Gas Partners V, L.P., Robert E. Dunn, William J. Diehnelt, Gene A. Adams, Philip D. Gettig, Sharon L. Taylor and Scott A. Southard.
99.1	—	Press release dated September 6, 2005.
     In accordance with General Instruction B.2 of Form 8-K, the information set forth in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Exchange Act.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MIDSTREAM PARTNERS L.P.
By:	Martin Midstream GP LLC,
Its General Partner

Date: September 6, 2005	By:	/s/ Robert D. Bondurant
Robert D. Bondurant,
Executive Vice President and Chief Financial Officer

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INDEX TO EXHIBITS

EXHIBIT NUMBER		DESCRIPTION
10.1	—	Purchase Agreement, dated as of September 6, 2005, among Martin Operating Partnership L.P., Prism Gas Systems I, L.P., Natural Gas Partners V, L.P., Robert E. Dunn, William J. Diehnelt, Gene A. Adams, Philip D. Gettig, Sharon L. Taylor and Scott A. Southard.
99.1	—	Press release dated September 6, 2005.

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